EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report dated February 9, 2007, except for Note 16 as to which the date is November 29, 2007, on the financial statements of SARCOM, Inc. as of and for the years ended December 31, 2006 and 2005  in this Current Report on Form 8-K/A of PC Mall, Inc. (Commission File No. 000-25790) and to its incorporation by reference in the Registration Statements on Form S-8 (No. 333-00848, No. 333-76851, No. 333-79337, No. 333-82257, No. 333-38860, No. 333-66068, No. 333-105620, No. 333-120708, No. 333-133003 and No. 333-141237) of PC Mall, Inc.

                                                                                                /s/ Plante & Moran, PLLC

Cleveland, Ohio

November 29, 2007